Exhibit 10.6

PROMISSORY NOTE

$26,250,000.00	Memphis, Tennessee
January 21, 2014

FOR VALUE RECEIVED, TS MILLER CREEK, LLC ("Maker"), a Delaware limited liability company, having an office at 19950 West Country Club Drive, Suite 800, Aventura, Florida 33180, Attn: Richard Ross, promises to pay to NEW YORK LIFE INSURANCE COMPANY ("Holder"), a New York mutual insurance company, having its principal office at 51 Madison Avenue, New York, New York 10010-1603, or order, without offset, at its principal office in New York, New York, or at such other place as may be designated in writing by Holder, the principal sum of Twenty-Six Million Two Hundred Fifty Thousand and No/100 Dollars ($26,250,000.00), lawful money of the United States of America, together with interest thereon at the rate ("Interest Rate") of four and sixty hundredths percent (4.60%) per annum. Interest only installments in arrears shall be payable in monthly payments of One Hundred Thousand Six Hundred Twenty-Five and No/100 Dollars ($100,625.00) commencing March 10, 2014 and payable on the tenth (10th) day of each and every month thereafter until and including February 10, 2017. Thereafter, this Note shall be payable in monthly payments of principal and interest of One Hundred Thirty-Four Thousand Five Hundred Seventy and No/100 Dollars ($134,570.00), commencing on the tenth (10th) day of March, 2017, and payable on the tenth (10th) day of each and every month thereafter until and including February 10, 2024 ("Maturity Date"). The foregoing monthly payments of interest only or of principal and interest are sometimes collectively referred to as “Payments”. In addition, on the Maturity Date, Maker shall pay to Holder the entire unpaid principal balance of this Note, together with all interest then accrued thereon pursuant to this Note and all other Obligations (as hereinafter defined) then unpaid pursuant to the Loan Instruments (as hereinafter defined). Holder shall apply each Payment, when received, first to the Obligations, other than principal and interest, which are then due and payable, but only if so elected by Holder in its sole and absolute discretion, and then to the payment of accrued interest on the outstanding principal balance hereof and the remainder to the reduction of such principal balance. Interest, if any, from the date of disbursement through and including February 9, 2014, is due and payable on the date of this Note and shall be computed on the basis of the actual number of days in such period over a 360 day year.

This Note is secured by, among other things, (a) a Deed of Trust, Assignment of Leases and Rents and Security Agreement and Fixture Filing ("Deed of Trust"), dated as of the date hereof, granted by Maker to a designated trustee for the benefit of Holder and encumbering premises and other property ("Secured Property") more particularly described in the Deed of Trust and (b) an Assignment of Leases, Rents, Income and Cash Collateral, dated as of the date hereof, from Maker to Holder. Obligations, Loan Instruments and all other capitalized terms used in this Note and not expressly defined herein shall have the meanings assigned to such terms in the Deed of Trust. The terms and provisions of the Loan Instruments, other than this Note, are hereby fully incorporated into this Note by reference.

In the event that electronic fund transfer debiting is established for regularly scheduled payments under the Loan Instruments, Maker will cooperate with Holder and provide such documentation as is required to effectuate such payments by electronic fund transfer debit transactions through the Automated Clearing House network. Once the payment authorization is established, the failure of the electronic funds transfer debit entry transaction to be timely completed, for whatever reason, other than Holder’s failure to initiate the debit, shall not relieve Maker of its obligations to make all payments required hereunder or under the other Loan Instruments when due, and to comply with Maker’s other obligations under the Loan Instruments.

WCSR 31223385	Loan No. 374-0518

From and after the earlier to occur of an Event of Default or the Maturity Date, the aggregate amount of the Obligations shall automatically bear interest at an annual rate ("Increased Rate") equal to the Interest Rate plus five percentage points, unless compliance with applicable law requires a lesser interest rate, in which event the aggregate amount of the Obligations shall bear interest at the maximum rate permitted by law. After such occurrence, the Increased Rate of interest shall apply to the Obligations both before and after any judgment on the Obligations evidenced by this Note.

Any default in the making of any Payment or in the making of any payment due pursuant to Section 1.04 of the Deed of Trust or in the making of any other deposit or reserve due pursuant to any Loan Instrument on the date the same is due will result in loss and additional expense to Holder in servicing the Obligations, handling such delinquent payments and meeting its other financial obligations. Accordingly, upon the occurrence of any such default, Maker shall pay, without regard to any grace periods, a late charge ("Late Charge") of four percent (4%) of each such overdue payment; provided, however, no Late Charge shall apply to the balloon payment due on the Maturity Date. Maker agrees that (a) the exact amount of such loss and additional expense is extremely difficult, if not impossible to determine, (b) the Late Charge is a reasonable estimate of such loss and expense and therefore does not constitute a penalty and (c) in addition to, and not in lieu of, the exercise of any other remedies to which Holder may be entitled, Holder may collect from Maker all Late Charges for the purpose of defraying such loss and expense, unless applicable law requires a lesser such charge, in which event Holder may collect from Maker a Late Charge at the maximum rate permitted by applicable law, and in no event shall such charge, if construed to be interest, together with other interest to be paid on the indebtedness evidenced by this Note or indebtedness arising under any instrument securing the payment hereof, exceed the maximum interest permitted under the laws of the State.

Maker may not prepay the Obligations prior to March 10, 2016 ("Closed Period"). On or at any time after March 10, 2016, Maker may prepay the outstanding principal balance of this Note (in whole but not in part), together with accrued interest thereon to the date of prepayment and any other outstanding Obligations, provided that (a) Maker gives Holder not less than thirty (30) days and not more than one hundred (100) days prior written notice of Maker’s intention to make such prepayment, (b) at least ten (10) business days prior to the prepayment date, Maker gives Holder written notice confirming the actual prepayment date and (c) in addition to paying the entire outstanding principal balance of this Note, all accrued interest thereon and any other outstanding Obligations, Maker pays to Holder the Make-Whole Amount. Any prepayment notice given by Maker shall be deemed null and void if the prepayment covered by such notice is not made within thirty (30) days of the date specified in Maker’s prepayment notice as the designated date for prepayment.

"Make-Whole Amount" with respect to any prepayment that occurs after the Closed Period through and including March 9, 2021 means an amount equal to the greater of (a) one percent (1%) of the then entire outstanding principal balance of this Note or (b) the present value as of the date of prepayment of the remaining scheduled payments of principal and interest (including any balloon payment), determined by discounting such payments at the Monthly Equivalent Treasury Security Rate (as hereinafter defined), less the amount of principal being prepaid, provided such difference shall not be less than zero. "Monthly Equivalent Treasury Security Rate" means the rate which, when compounded monthly, results in a yield that is equivalent to the yield on the Most Recently Auctioned U.S. Treasury Security (as hereinafter defined), which is compounded semi-annually plus thirty-five (35) basis points per annum, having the same maturity date as the Loan (or if there is not a Most Recently Auctioned U.S. Treasury Security with the same maturity date as the maturity date of the Loan, then the linearly interpolated yield-to-maturity of the two Most Recently Auctioned U.S. Treasury Securities having the next longer and the next shorter remaining terms to maturity), as reported in the Bloomberg News Service (or, if Bloomberg New Service is no longer available, The Wall Street Journal or another daily financial service or publication of national circulation selected by Holder) as of the close of business on the second (2nd) business day preceding the date of prepayment. “Most Recently Auctioned U.S. Treasury Security” means the U.S. Treasury bonds, notes and bills with maturities of thirty (30) years, ten (10) years, five (5) years, three (3) years, two (2) years, one (1) year, six (6) months and three (3) months that were most recently auctioned by the United States Treasury Department as of the date the Make-Whole Amount is calculated.

WCSR 31223385	2	Loan No. 374-0518

“Make Whole Amount” with respect to any prepayment that occurs after March 9, 2021 through and including March 9, 2022, means an amount equal to three percent (3%) of the then entire outstanding principal balance of this Note.

“Make Whole Amount” with respect to any prepayment that occurs after March 9, 2022 through and including March 9, 2023, means an amount equal to two percent (2%) of the then entire outstanding principal balance of this Note.

“Make Whole Amount” with respect to any prepayment that occurs after March 9, 2023 until the Maturity Date, means an amount equal to one percent (1%) of the then entire outstanding principal balance of this Note.

Maker waives any right of prepayment except as expressly provided herein and as may be provided in the other Loan Instruments.

Notwithstanding the foregoing, if Maker prepays all Obligations on or after August 10, 2023 and after not less than thirty (30) days prior written notice to Holder, Maker shall not be required to pay the Make-Whole Amount.

Notwithstanding the foregoing, Maker shall have the right to make partial prepayments on this Note on two (2) separate occasions with the payment of a prepayment premium of one percent (1.0%) of the amount prepaid, provided that (i) Maker provides Holder not less than thirty (30) days’ prior written notice of its intention to make the applicable partial prepayment, (ii) the prepayment is made on a date that a Payment is due, (iii) the second partial prepayment occurs at least 12 months after the first partial prepayment, (iv) each partial prepayment shall be in the amount of $1,312,500.00 and (v) there shall be no more than an aggregate of two (2) partial prepayments made on this Note under this paragraph.

If the outstanding principal balance of this Note or any portion thereof shall become due and payable or shall be paid as a result of (a) an Event of Default (which Event of Default shall be presumed to be, and conclusively shall be deemed to be a willful default and a deliberate attempt on Maker’s part to avoid payment of the Make-Whole Amount), (b) the exercise by Maker or any other person of any right of redemption or the taking by Maker or any other person of any other action to prevent a foreclosure of the Secured Property, (c) any prepayment of the Loan in connection with a foreclosure or similar proceeding or a foreclosure judgment, (d) a casualty or condemnation with respect to the Secured Property, or (e) any other prepayment not permitted by the Loan Instruments, then Maker shall pay to Holder the Make-Whole Amount computed, to the extent not prohibited by applicable law, as if Maker had elected to prepay this Note, as provided in the preceding paragraphs, on the date of such Event of Default, exercise, action, casualty or condemnation, as applicable. If such Event of Default, exercise, action, casualty or condemnation occurs during the Closed Period, then, to the extent not prohibited by applicable law, the Make-Whole Amount shall be equal to the greater of (a) ten percent (10%) of the principal balance of this Note then unpaid or (b) the Make-Whole Amount, as calculated in the manner set forth in the immediately preceding paragraphs.

WCSR 31223385	3	Loan No. 374-0518

Notwithstanding the foregoing, in the event of a casualty or condemnation with respect to the Secured Property, if no Event of Default then exists beyond any applicable notice and cure period and Holder is not willing to permit the insurance proceeds or condemnation award, as applicable, to be used for the restoration of the Secured Property and the Loan is prepaid as a result of the casualty or condemnation, then no Make-Whole Amount shall be due with respect to the application of the insurance proceeds or condemnation award to the Obligations.

From and after the existence of an Event of Default, Holder, at its option, may declare all Obligations to be immediately due and payable, then or thereafter, as Holder may elect, regardless of the stated Maturity Date of this Note.

If Holder collects all or any part of the Obligations by an action, at law or in equity, or in any bankruptcy, receivership or other court proceeding (whether at the trial or appellate level), or if this Note is placed in the hands of attorney(s) for collection, Maker shall pay, in addition to the principal and interest due or deemed to be due, whether by acceleration or otherwise, and in addition to the Make-Whole Amount, if due hereunder (a) all costs, including, without limitation, reasonable attorneys’ fees and expenses, of collecting or attempting to collect all amounts due pursuant to this Note and all other Obligations, of enforcing or attempting to enforce Holder’s rights and remedies pursuant to the Loan Instruments and of protecting the collateral securing this Note, (b) all Late Charges due pursuant to this Note and (c) interest, at the Increased Rate, computed on the amount of the Obligations.

The failure by Holder to exercise any right, power, privilege, remedy or option as to maturity, foreclosure or otherwise, provided in any Loan Instrument or otherwise available at law or in equity (each a “Remedy” and collectively, “Remedies”) before or after any Event of Default, in any one or more instances, or the acceptance by Holder of any partial payment or partial performance, shall not constitute a waiver of any default or any Remedy, each of which shall remain continuously in force, until waived in writing by Holder. Holder, at its option, may rescind, in writing, any acceleration of this Note, but the tender and acceptance of partial payment or partial performance alone shall not rescind or in any other way affect any acceleration of this Note or the exercise by Holder of any of its Remedies.

Maker and Holder intend to comply strictly with all usury laws now or hereafter in force in the jurisdiction ("State") in which the Secured Property is located, and all interest and loan charges, including without limitation any Late Charge, payable pursuant to this Note or any other Loan Instrument shall be reduced to the maximum amount which is not in excess of the maximum non-usurious rates of interest and loan charges applicable to this Note or any other Loan Instrument ("Legal Rate") allowed under the usury laws of the State, as now or hereafter construed by the courts having jurisdiction over such matters. If the aggregate of all interest and loan charges (whether designated as interest, Late Charges, Make-Whole Amount or otherwise) contracted for, chargeable or receivable pursuant to this Note or any other Loan Instrument, whether upon regular payment or acceleration or otherwise, exceeds the Legal Rate, it shall conclusively be deemed a mutual mistake. Such excess shall be canceled automatically, and, if theretofore paid, shall, at the option of Holder, either be rebated to Maker or credited in reduction of the outstanding principal balance of this Note, or, if this Note has been repaid, such excess shall be rebated to Maker. In the event of a conflict between the provisions of this paragraph and the provisions of any other portion of this Note or any other Loan Instrument, the provisions of this paragraph shall control.

Except as otherwise expressly provided in the Loan Instruments, Maker waives all requirements for presentment, protest, notice of protest, notice of dishonor, demand for payment and diligence in collection of this Note or the Loan Instruments, and any and all other notices and matters of a like nature, except for those expressly required by the Deed of Trust. Without notice to Maker and without discharging Maker’s liability hereunder, Maker consents to any extension of time (whether one or more) of payment of this Note, release of all or any part of the security for the payment of this Note or release of any Person liable for payment of this Note.

WCSR 31223385	4	Loan No. 374-0518

This Note may be changed only by an agreement, in writing, signed by Maker and Holder. Maker waives and renounces all homestead exemption rights as to the Obligations or any renewal or extension thereof. No failure or delay on the part of Holder in exercising any Remedy pursuant to this Note or any Loan Instrument, and no course of dealing between Maker and Holder, shall operate as a waiver of any Remedy, nor shall any single or partial exercise of any Remedy preclude any other or further exercise thereof or the exercise of any other Remedy. All Remedies expressly provided for in the Loan Instruments are cumulative, and are not exclusive of any rights, powers, privileges or remedies which Holder would otherwise have at law or equity. No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances, nor shall any such notice or demand constitute a waiver of the right of Holder to take any other or further action in any circumstances without notice or demand.

The obligations of each Person and entity comprising Maker shall be joint and several. The unenforceability or invalidity of any provision of this Note as to any Person or circumstance shall not render that provision unenforceable or invalid as to any other Person or circumstance, and all provisions hereof, in all other respects, shall remain valid and enforceable.

If an Event of Default has occurred (and regardless of whether or not it has been cured), Holder may exercise any and all Remedies, and shall have full recourse to the Secured Property and to any other collateral given by Maker to secure any or all of the Obligations, provided that any judgment obtained by Holder in any proceeding to enforce the Remedies shall be enforced only against the Secured Property and/or such other collateral. Notwithstanding the foregoing, Holder may name Maker or any of its successors or assigns or any Person holding under or through them as parties to any actions, suits or other proceedings initiated by Holder to enforce any Remedies against the Secured Property and/or such other collateral, including without, limitation, any action, suit or proceeding to foreclose the lien of the Deed of Trust against the Secured Property or to otherwise realize upon any other lien or security interest created in any other collateral given to secure the payment of any or all of the Obligations. The restriction on enforcement contained in the first sentence of this paragraph shall not apply to, and Maker shall be personally liable for, and Holder may seek and enforce judgment against Maker for:

(i)	any and all losses, claims, damages, costs, expenses and/or liabilities, including, without limitation, reasonable attorneys’ fees and expenses, incurred by Holder:

(a)	relating to or as a result of any material misstatement of fact (1) by or on behalf of, Maker or Guarantor to Holder or Holder’s advisor relating to the Loan or (2) contained in any Loan Instrument,

(b)	relating to or as a result of fraud relating to the Loan, the Loan Instruments, or any documents, materials or other information delivered by or on behalf of Maker or Guarantor to Holder, Holder’s advisor or their respective counsel relating to the Loan,

(c)	relating to or as a result of misapplication of (1) insurance proceeds in a manner which is not in accordance with the provisions of the Loan Instruments, (2) condemnation awards in a manner which is not in accordance with the provisions of the Loan Instruments, (3) trust funds or Lessee security deposits which are received by or on behalf of Maker and are neither turned over to Holder or used in compliance with the Loan Instruments, or (4) Rents, issues, profits or other proceeds from the Secured Property received by, or on behalf of, Maker or Guarantor and not otherwise applied to the Loan or to payment of Secured Property operating expenses as required by the Loan Instruments,

WCSR 31223385	5	Loan No. 374-0518

(d)	relating to or as a result of the breach of any representation or warranty contained in the Sections of the Deed of Trust pertaining to environmental matters, including without limitation, Sections 1.05E(4), 2.03(C) and 2.03(D), or any default with respect to any covenant contained in the Sections of the Deed of Trust pertaining to environmental matters, including without limitation, Section 1.05(E),

(e)	as a result of any default with respect to Maker’s covenant to pay Impositions or insurance premiums pursuant to the Deed of Trust other than Impositions or insurance premiums accruing during periods after which Maker no longer has title to the Secured Property by reason of foreclosure of the Deed of Trust or tender of a deed in lieu of foreclosure of the Deed of Trust to Holder or with respect to Maker’s covenant to obtain and maintain the insurance required by the Deed of Trust, including without limitation, the Terrorism Insurance through the date of foreclosure of the Deed of Trust or the date Maker tenders a deed in lieu of foreclosure of the Deed of Trust to Holder of the Secured Property,

(f)	arising from, in respect of, as a consequence of, or in connection with: (1) the existence of any circumstance or the occurrence of any action described in Section 1.05E(1) of the Deed of Trust, (2) claims asserted by any Person (including, without limitation, any Governmental Agency) in connection with, or in any way arising out of, the presence, storage, use, disposal, generation, transportation or treatment of any Hazardous Material on, in, under or about the Secured Property, or (3) the violation or claimed violation of any law relating to any Hazardous Material or any other Environmental Requirement in regard to the Secured Property, regardless of whether or not such violation or claimed violation occurred prior to or after the date of this Note or whether or not such violation or claimed violation occurred prior to or after the time that Maker became the owner of the Secured Property, and/or

(g)	as a result of any intentional, bad faith waste of the Secured Property committed by Maker or its agents (such damages to include, without limitation, all repair costs incurred by Holder), (For purposes of this subparagraph, “bad faith waste” is intended to mean the neglect or misconduct of Maker resulting in material damage to the Secured Property or any portion thereof);

(ii)	all outstanding principal, interest and other Obligations, including the Make-Whole Amount:

(a)	if there shall be a violation of Section 1.11 of the Deed of Trust that is not waived or consented to by Holder in writing; and/or

(b)	in the event that (1) any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to or acquiesced in by Maker or any Guarantor and/or if any proceeding for the dissolution, liquidation or receivership of Maker or any Guarantor shall be instituted by Maker or any Guarantor and/or (2) Maker or any Guarantor shall be the subject of any petition or proceeding for an involuntary bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law and/or the subject of any liquidation, dissolution, receivership or other similar proceeding, in which Maker or any Guarantor or any affiliate of such parties colludes with, or otherwise assists, the petitioning party or solicits or causes to be solicited petitioning creditors; and/or

WCSR 31223385	6	Loan No. 374-0518

(c)	if there shall be a violation of Section 5.20 of the Deed of Trust; and/or

(d)	if the Deed of Trust or any of the other Loan Instruments are deemed fraudulent conveyances or preferences or are otherwise deemed void pursuant to any principles limiting the rights of creditors, whether such claims, demands or assertions are made under the United States Bankruptcy Code (as amended or replaced from time to time), including, without limitation, under Sections 544, 547 or 548 thereof, or under any applicable state fraudulent conveyance statutes or similar laws; and

(iii)	in the event of a loss which would be covered by the Terrorism Insurance required by the Loan Instruments, an amount equal to the deductible on such Terrorism Insurance, which amount shall either be applied by Holder to the debt secured by the Deed of Trust or disbursed by Holder for the repair and restoration of the Secured Property, all in accordance with the terms of the Loan Instruments.

The restriction on enforcement contained in the first sentence of the preceding paragraph shall not apply to the Environmental Indemnity Agreement of even date herewith executed by Maker and the other indemnitors, if any, in favor of Holder and/or to the obligations of any Guarantor. It is expressly understood and agreed, however, that nothing contained in the preceding paragraph shall (a) in any manner or way constitute or be deemed to be a release of the Obligations or otherwise affect or impair the enforceability of the liens, assignments, rights and security interests created by the Deed of Trust or any of the other Loan Instruments or any future advance or any related agreements or (b) preclude Holder from foreclosing the Deed of Trust or from exercising its other remedies set forth in the Deed of Trust or the Assignment, or from enforcing any of its rights and remedies in law or in equity (including, without limitation, injunctive and declaratory relief, restraining orders and receivership proceedings), except as provided in the preceding paragraph.

If any payment required hereunder or under any other Loan Instrument becomes due on a Saturday, Sunday, or legal holiday in the state in which the Premises are located (those being non-business days), then such payment shall be due and payable on the immediately following business day.

Notwithstanding anything herein or in any other Loan Instrument to the contrary, whenever the term “reasonable attorneys’ fees” or other similar phrase is used it shall mean attorney and paralegal fees actually incurred (based on the actual number of hours worked by legal counsel and paralegals multiplied by the usual and customary hourly rate then in effect), notwithstanding any statutory presumption to the contrary. The foregoing provision shall not be deemed to limit the obligation to pay out-of-pocket expenses and costs as provided in the Loan Instruments.

"Maker" and "Holder" shall be deemed to include the respective heirs, administrators, legal representatives, successors and assigns of Maker and Holder.

Time is of the essence with respect to each and every provision hereof.

This Note shall be governed by, and construed and enforced in accordance with the laws of the State, other than such laws with respect to conflicts of laws.

WCSR 31223385	7	Loan No. 374-0518

In the event of any inconsistencies between the terms of this Note and the terms of any other Loan Instruments, the terms of this Note shall prevail.

This Note is intended to be and shall be construed as an instrument under seal.

[Signature Page Follows]

WCSR 31223385	8	Loan No. 374-0518

[Promissory Note – Signature Page]

IN WITNESS WHEREOF, maker has executed this Note under seal as of the date first above written.

TS MILLER CREEK, LLC,
a Delaware limited liability company (SEAL)

By:	Trade Street Operating Partnership, LP, a Delaware
limited partnership, its Sole Member (SEAL)

	By:	Trade Street OP GP, LLC, a Delaware limited
liability company, its general partner (SEAL)

		By:	Trade Street Residential, Inc., a Maryland
corporation, its sole member (SEAL)

			By:	/s/ Richard Ross	(SEAL)
			Name:	Richard Ross
			Title:	Chief Financial Officer

WCSR 31223385	Loan No. 374-0518